Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Acrede Technology Group Holdings Limited 2014 Equity Incentive Plan of our reports dated September 12, 2014, with respect to the consolidated financial statements and schedule of Intuit Inc. and the effectiveness of internal control over financial reporting of Intuit Inc. included in its Annual Report (Form 10-K) for the year ended July 31, 2014, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California

January 9, 2015